UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant [X] Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[X]	Soliciting Material Pursuant to §240.14a-12

LEGG MASON GLOBAL ASSET MANAGEMENT TRUST

(Name of Registrant(s) as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Franklin Templeton One Franklin Parkway San Mateo, CA 94403 tel (800) 632-2301 franklintempleton.com

June 8, 2022

Dear Valued Shareholder:

As a shareholder of BrandywineGLOBAL – Dynamic US Large Cap Value Fund, you should have recently received in the mail important proxy voting material requesting your vote to approve the Agreement and Plan of Reorganization providing for the reorganization of BrandywineGLOBAL – Dynamic US Large Cap Value Fund, a series of Legg Mason Global Asset Management Trust, with and into BrandywineGLOBAL – Dynamic US Large Cap Value ETF, a series of Franklin Templeton ETF Trust. According to our records, we have not yet received your proxy vote.

If the Fund does not receive sufficient votes to pass the proposal as detailed in the proxy materials previously mailed to you, we may occasionally call shareholders to encourage them to vote. In efforts to keep Fund costs down, we’d greatly appreciate your vote on this important proposal.

Voting is easy and fast.

You can vote your proxy using one of the options below:

•	Online: Visit the website indicated on the proxy card.
•	Phone: Call (866) 796-7179. You can speak to a live operator if you need assistance.
•	Mail: Sign, date and return the enclosed proxy card in the postage-paid envelope provided.

By casting your proxy vote now, you will ensure that your shares are represented and that we will not need to contact you further relating to this issue.

Shareholders will vote on the proposal at the Special Meeting of Shareholders to be held on June 30, 2022. Detailed information about the Special Meeting of Shareholders and the proposal can be found in the proxy statement, or online at: https://vote.proxyonline.com/Franklin/docs/BrandywineGlobal.pdf

If you have any questions about the proposal, you may contact your financial advisor or AST Fund Solutions at (866) 796-7179.

Sincerely,

Marc A. De Oliveira

Secretary and Chief Legal Officer

Legg Mason Global Asset Management Trust

Enclosure

R1_17958_RN

Not FDIC Insured | May Lose Value | No Bank Guarantee